EXHIBIT (a)(1)(i)

                           OFFER TO PURCHASE FOR CASH
                               ANY AND ALL OF THE
                       OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK)
                                       OF
                              WCI COMMUNITIES, INC.
                                       AT
                              $22.00 NET PER SHARE
                                       BY
                                ICAHN PARTNERS LP
                          ICAHN PARTNERS MASTER FUND LP
                        ICAHN PARTNERS MASTER FUND II LP
                        ICAHN PARTNERS MASTER FUND III LP
                                       AND
                         HIGH RIVER LIMITED PARTNERSHIP
                          ----------------------------

--------------------------------------------------------------------------------
              THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
            MIDNIGHT, NEW YORK CITY TIME, ON MAY 18, 2007, UNLESS THE
                   OFFER IS EXTENDED (THE "EXPIRATION DATE").
--------------------------------------------------------------------------------

     THE  OFFER  IS  BEING  MADE  BY  ICAHN  PARTNERS  LP,  A  DELAWARE  LIMITED
PARTNERSHIP, ICAHN PARTNERS MASTER FUND LP, A CAYMAN ISLANDS EXEMPTED LIMITED PARTNERSHIP, ICAHN PARTNERS MASTER FUND II LP, A CAYMAN ISLANDS EXEMPTED LIMITED PARTNERSHIP, ICAHN PARTNERS MASTER FUND III LP, A CAYMAN ISLANDS EXEMPTED LIMITED PARTNERSHIP AND HIGH RIVER LIMITED PARTNERSHIP, A DELAWARE LIMITED
PARTNERSHIP (COLLECTIVELY, THE "OFFEROR"), TO PURCHASE ANY AND ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF WCI COMMUNITIES, INC. (THE "COMPANY") AND THE RIGHTS TO PURCHASE CERTAIN PREFERRED STOCK ASSOCIATED WITH THE SHARES OF COMMON STOCK (THE "RIGHTS" AND, TOGETHER WITH THE COMMON STOCK, THE "SHARES") FOR $22.00 PER SHARE IN CASH, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS HERETO OR THERETO, COLLECTIVELY CONSTITUTE THE "OFFER").

     THE FOLLOWING THREE CONDITIONS APPLY TO THE OFFER. (I) THE RIGHTS (KNOWN AS THE "POISON PILL") HAVE BEEN REDEEMED AND ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE OFFEROR (THE "POISON PILL CONDITION"). (II) THE COMPANY'S BOARD HAS TAKEN ACTION SUCH THAT THE PROVISIONS OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW WOULD NOT, FOLLOWING CONSUMMATION OF THE OFFER, PROHIBIT OR RESTRICT ANY BUSINESS COMBINATION, AS DEFINED THEREIN, INVOLVING THE COMPANY AND THE OFFEROR OR ANY AFFILIATE OR ASSOCIATE OF THE OFFEROR (THE "DELAWARE 203 CONDITION"). (III) IN THE EVENT THAT THE NUMBER OF SHARES TENDERED AND NOT WITHDRAWN PLUS THE NUMBER OF SHARES BENEFICIALLY OWNED BY THE OFFEROR EXCEEDS 50% OF THE OUTSTANDING SHARES, AND THE OFFEROR'S NOMINEES DO NOT YET CONSITITUTE A MAJORITY OF THE COMPANY'S BOARD, THE CURRENT DIRECTORS OF THE COMPANY HAVE RESIGNED AND APPOINTED THE OFFEROR'S NOMINEES TO THE BOARD SUCH THAT THEY CONSTITUTE ALL OF THE COMPANY'S BOARD OF DIRECTORS. THE OFFER IS ALSO SUBJECT TO OTHER CUSTOMARY CONDITIONS. SEE SECTION 14. THE OFFER IS NOT CONDITIONED UPON THE OFFEROR OBTAINING FINANCING OR ANY DUE DILIGENCE REVIEW.

     IF, ON THE EXPIRATION DATE, MAY 18, 2007, OR AS IT IS EXTENDED, THE COMPANY'S BOARD HAS NOT SATISFIED THE FOREGOING CONDITIONS BUT THE OFFEROR'S NOMINEES CONSTITUTE AT LEAST A MAJORITY OF THE BOARD, THE OFFEROR INTENDS TO EXTEND THE EXPIRATION DATE TO AT LEAST JUNE 18, 2007, TO ALLOW THE NEW BOARD OF DIRECTORS, SUBJECT TO THEIR FIDUCIARY DUTIES, TO CAUSE THE POISON PILL TO BE REDEEMED AND SECTION 203 TO BE INAPPLICABLE.

     IF, ON MAY 18, 2007, THE FOREGOING CONDITIONS HAVE NOT BEEN MET AND THE COMPANY HAS YET TO CONCLUDE ITS 2007 ANNUAL MEETING, THE OFFEROR CURRENTLY DOES NOT INTEND TO EXTEND THE EXPIRATION DATE OF THE OFFER.

     FOR CERTAIN POSSIBLE EFFECTS OF THE OFFER ON THE INDEBTEDNESS OF THE COMPANY, SEE SECTION 12. NOTWITHSTANDING THE POSSIBLE EFFECTS ON THE COMPANY'S INDEBTEDNESS, THE OFFEROR INTENDS TO CONSUMMATE THE OFFER IF ALL THE CONDITIONS TO THE OFFER ARE MET.

     THIS OFFER REFERS TO A POSSIBLE PROXY SOLICITATION. THIS OFFER TO PURCHASE IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR (II) A SOLICITATION OF A
CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING. ANY SUCH SOLICITATION WHICH OFFEROR MAY MAKE WILL BE MADE ONLY PURSUANT TO PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF
SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF WCI COMMUNITIES, INC. FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO STOCKHOLDERS OF WCI COMMUNITIES, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 14A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2007.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER, PASSED UPON ITS MERITS OR FAIRNESS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.

March 23, 2007

                                    IMPORTANT

     The Offeror will accept for purchase any and all Shares that are validly tendered and not properly withdrawn prior to the Expiration Date, subject to the terms and conditions set forth herein. If the Offeror purchases any Shares in the Offer, the Offeror will purchase in the Offer all Shares validly tendered and not withdrawn prior to the Expiration Date. The Rights are presently evidenced by the certificates for the Common Stock. However, in the future the Company may issue separate certificates representing the Rights. Until such time as any such certificates are issued, a tender by a stockholder of such stockholder's Shares of Common Stock will also constitute a tender of the associated Rights. After such time as any such certificates representing Rights are issued, a stockholder will also be required to tender such certificates representing the associated Rights in connection with a tender by such stockholder of such stockholder's Shares of Common Stock. Unless the context requires otherwise, all references in this Offer to Purchase to "Shares" shall include the associated Rights.

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary indicated thereon and either deliver the certificate(s) for such tendered Shares and the certificate(s), if any, for the associated Rights, to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 2 of this Offer to Purchase, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares.

     A stockholder who desires to tender Shares and whose certificate(s) for Shares or certificate(s), if any, for the associated Rights, is not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 2 of this Offer to Purchase.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be directed to the Information Agent. The Offeror will not pay any fee or commission to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                               SUMMARY TERM SHEET

     Icahn Partners LP, a Delaware  limited  partnership,  Icahn Partners Master
Fund LP, a Cayman Islands exempted limited partnership, Icahn Partners Master Fund II LP, a Cayman Islands exempted limited partnership, Icahn Partners Master Fund III LP, a Cayman Islands exempted limited partnership, and High River Limited Partnership, a Delaware limited partnership (collectively, the "Offeror"), are offering to purchase any and all of the outstanding shares of common stock of WCI Communities, Inc. and the rights to purchase preferred stock associated with the shares for $ 22.00 per share in cash. The following are some of the questions that you, as a stockholder of WCI Communities, Inc., may have and the answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the letter of transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     The entities offering to buy your securities are Icahn Partners LP, a Delaware limited partnership, Icahn Partners Master Fund LP, a Cayman Islands exempted limited partnership, Icahn Partners Master Fund II LP, a Cayman Islands exempted limited partnership, Icahn Partners Master Fund III LP, a Cayman Islands exempted limited partnership, and High River Limited Partnership, a Delaware limited partnership. These entities were not formed for the purpose of making this offer. All of these entities are controlled by Carl C. Icahn. See
Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are offering to purchase any and all shares of the outstanding common stock of WCI Communities, Inc. and the rights to purchase preferred stock associated with such shares. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $ 22.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. We are able to provide 100% of the funds required to pay for the shares tendered from our working capital and available lines of credit, revolvers, margin borrowings and from our ability to realize cash upon the sale of liquid securities. In addition, we may seek additional financing, which we may not be able to obtain and which may be secured by our assets, including the shares of WCI Communities, Inc. now owned by us and the shares we purchase in the offer. However, the offer is not conditioned upon any financing arrangements. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash and we have all of the financial resources necessary to complete the offer. See Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on May 18, 2007 to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure described in Sections 1 and 2 of the offer.

     We may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We can extend the offer from time to time and for any reason. We may extend the offer in the following circumstances:

o If any of the conditions to the offer have not been satisfied or waived, we can extend the offer until such time as they are satisfied or waived; or

o We may extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff or as required by applicable law.

     See Section 1.

     If, on the expiration date, May 18, 2007, or as it is extended, the Company's board has not satisfied the conditions relating to the poison pill or
Section 203 of the Delaware General Corporation Law but our nominees constitute at least a majority of the board, we intend to extend the expiration date to at least June 18, 2007, to allow the new board of directors, subject to their fiduciary duties, to cause the poison pill to be redeemed and Section 203 to be inapplicable.

     If, on May 18, 2007, the conditions have not been met and the Company has yet to conclude its 2007 annual meeting, we currently do not intend to extend the expiration date of the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform American Stock Transfer & Trust Company (which is the depositary for the offer) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

o We are not obligated to purchase any shares unless the poison pill has been redeemed and is otherwise inapplicable to the offer.

o We are not obligated to purchase any shares unless the Company's board has taken action such that the provisions of Section 203 of the Delaware General Corporation Law would not, following consummation of the offer, prohibit or restrict any business combination, as defined in Section 203, involving the Company and us or any of our affiliates or associates.

o In the event that the number of shares tendered and not withdrawn plus the number of shares that we beneficially own exceeds 50% of the outstanding shares, and our nominees do not yet constitute a majority of the Company's board, then we are not obligated to purchase any shares unless the current directors of the Company have resigned and appointed our nominees to the board so that they constitute all of the Company's board of directors.

     The offer is also subject to other conditions. See Section 14. The Offer is not conditioned upon our obtaining financing or conducting any due diligence review.

     If, on the expiration date, May 18, 2007, or as it is extended, the Company's board has not satisfied the conditions relating to the poison pill or
Section 203 of the Delaware General Corporation Law but our nominees constitute at least a majority of the board, we intend to extend the expiration date to at least June 18, 2007, to allow the new board of directors, subject to their fiduciary duties, to cause the poison pill to be redeemed and Section 203 to be inapplicable.

     If, on May 18, 2007, the conditions have not been met and the Company has yet to conclude its 2007 annual meeting, we currently do not intend to extend the expiration date of the offer.

ARE THERE ANY CONSEQUENCES OF THE OFFER ON THE INDEBTEDNESS OF THE COMPANY OF WHICH I SHOULD BE AWARE?

o If we become the owner of more than 50% of common stock, including as a result of the consummation of the offer, or

o If our nominees to the board are elected without the approval of the current board;

The lenders under the Company's senior credit facilities will have the right to cause all unpaid amounts to be immediately due and payable. We believe there is currently approximately $1.1 billion outstanding under these facilities. In addition, the holders of various senior subordinated notes of the Company will have the right to require the Company to repurchase these notes generally within ninety days or more, at, in most cases, 101% of the par value of such notes plus accrued interest. We believe there is currently approximately $650 million of these notes outstanding. In addition, generally, if the Company fails to pay the outstanding indebtedness under any of its senior credit facilities when due, including as a result of an acceleration of the maturity dates as described above, there will occur an event of default under the indentures governing these notes which will enable the holders to declare the notes to become immediately due and payable. We are currently exploring various refinancing options with respect to this indebtedness, however, we are unable to ascertain the terms and conditions of any refinancing because of the current inability of potential financing sources to conduct a comprehensive due diligence review of the Company without the consent of the current board of directors. Notwithstanding, we are highly confident that adequate refinancing options will be available to the Company once potential financing sources are permitted to conduct a due diligence review. In addition, we expect that if our nominees are elected to the board, they will, subject to their fiduciary duties, allow potential financing sources to conduct a due diligence review. The inability to obtain any refinancing on acceptable terms could result in the bankruptcy of the Company or could otherwise have a material adverse effect on the Company. In addition, under certain circumstances, we may request that the current board of directors approve the nomination or election to the board of directors of our nominees so as to avoid the acceleration of the indebtedness and the repurchase obligations of the Company as described above. We believe that the fiduciary duties of the board may require them to consent to such requests. The foregoing description of the Company's indebtedness is qualified in its entirety by reference to the definitive documents governing that indebtedness, copies of which have been filed by the Company with the Securities and Exchange Commission. We take no responsibility for the accuracy or completeness of those filings. See Section 7. Notwithstanding the foregoing possible effects on the Company's indebtedness, we intend to consummate the offer if all the conditions to the offer are met.

WHAT ARE YOUR PURPOSES FOR THE OFFER AND PLANS FOR THE COMPANY AFTER THE OFFER IS CONSUMMATED?

     The purpose of the offer is to acquire any and all shares validly tendered and not properly withdrawn prior to the expiration date of the offer and thereby provide immediate liquidity at a premium for those stockholders who are concerned with the current housing industry downturn while also providing the opportunity for those stockholders who, like us, believe in the long-term prospects of the Company to realize any potential upside. We believe that the board and CEO of the Company have not enabled the Company to maximize the potential of its unique set of assets which trade at approximately their GAAP book value. If elected, we expect the slate nominated by us, in a manner consistent with their fiduciary duties, to ensure these unique assets are properly marshaled through the current residential housing industry downturn. See Section 11.

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares and the certificates, if any, representing the associated Rights, together with a completed letter of transmittal, to American Stock Transfer & Trust Company, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three NYSE trading days after the date of the notice of guaranteed delivery. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by May 22, 2007, you can withdraw them at anytime until we accept shares for payment. You may not, however, withdraw shares tendered during a subsequent offering period, if one is included. See Sections 1 and 3.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 3.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On March 12, 2007, the last trading day before we publicly announced our intention to commence the tender offer, the closing price of WCI Communities, Inc. common stock reported on the New York Stock Exchange was $18.97 per share. On March 22, 2007, the last trading day before we commenced the tender offer, the closing price of WCI Communities, Inc. common stock reported on the New York Stock Exchange was $22.35 per share. We advise you to obtain a recent quotation for shares of WCI Communities, Inc. common stock in deciding whether to tender your shares. See Section 6.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call MacKenzie Partners, Inc. at (800) 322-2885 (toll free). MacKenzie Partners, Inc. is acting as the information agent for our tender offer. See the back cover of this offer to purchase.

To the Holders of Common Stock
 of WCI COMMUNITIES, INC.:

                                  INTRODUCTION

     Icahn Partners LP, a Delaware  limited  partnership,  Icahn Partners Master
Fund LP, a Cayman Islands exempted limited partnership, Icahn Partners Master Fund II LP, a Cayman Islands exempted limited partnership, Icahn Partners Master Fund III LP, a Cayman Islands exempted limited partnership, and High River Limited Partnership, a Delaware limited partnership and High River Limited Partnership, a Delaware limited partnership (collectively, the "Offeror") hereby offer to purchase any and all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of WCI Communities, Inc., a Delaware corporation (the "Company"), together with the associated rights to purchase preferred stock issued pursuant to the Rights Agreement, dated as of January 30, 2007 (as amended through the date hereof, the "Rights Agreement"), between the Company and Computershare Trust Company, N.A., as Rights Agent (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $ 22.00 per share (the "Offer Price"), net to the selling stockholder in cash, without interest, less the amount of any distribution per each Share to the extent in excess of the usual cash dividend, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). ALL REFERENCES HEREIN TO RIGHTS SHALL INCLUDE ALL BENEFITS THAT MAY INURE TO HOLDERS OF THE RIGHTS PURSUANT TO THE RIGHTS AGREEMENT AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO SHARES SHALL INCLUDE THE RIGHTS.

     Stockholders of record who hold Shares registered in their own name and tender their Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will be charged any service fees. The Offeror will pay all charges and expenses of MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), and American Stock Transfer & Trust Company, as Depositary (the "Depositary"), incurred in connection with the Offer. See Section 16.

     The following three conditions apply to the Offer. (i) The Rights (known as the "Poison Pill") have been redeemed and are otherwise inapplicable to the Offer and the Offeror. (ii) The Company's board has taken action such that the provisions of Section 203 of the Delaware General Corporation Law would not, following consummation of the Offer, prohibit or restrict any Business Combination, as defined therein, involving the Company and the Offeror or any affiliate or associate of the Offeror. (iii) In the event that the number of Shares tendered and not withdrawn plus the number of Shares beneficially owned by the Offeror exceeds 50% of the outstanding Shares, and the Offeror's nominees do not yet constitute a majority of the Company's board, the current directors of the Company have resigned and appointed the Offeror's nominees to the board such that they constitute all of the Company's board of directors. The Offer is also subject to other conditions. See Section 14. The Offer is not conditioned upon the Offeror obtaining financing or any due diligence review.

     If, on the Expiration Date, May 18, 2007, or as it is extended, the Company's board has not satisfied the foregoing conditions but the Offeror's nominees constitute at least a majority of the board, the Offeror intends to extend the Expiration Date to at least June 18, 2007, to allow the new board of directors, subject to their fiduciary duties, to cause the poison pill to be redeemed and Section 203 to be inapplicable.

     If, on May 18, 2007, the foregoing conditions have not been met and the Company has yet to conclude its 2007 annual meeting, the Offeror currently does not intend to extend the Expiration Date of the Offer.

     THIS OFFER REFERS TO A POSSIBLE PROXY SOLICITATION. THIS OFFER TO PURCHASE IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR (II) A SOLICITATION OF A
CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING. ANY SUCH SOLICITATION WHICH THE OFFEROR MAY MAKE WILL BE MADE ONLY PURSUANT TO PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF
SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF WCI COMMUNITIES, INC. FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO STOCKHOLDERS OF WCI COMMUNITIES, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 14A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2007.

     The Shares are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities at the SEC's principal office at 100 F Street, NE, Washington DC 20549. The SEC maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the SEC may be accessed electronically on the World Wide Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 100 F Street, NE, Washington DC 20549.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although the Offeror has no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, the Offeror takes no responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to the Offeror.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and pay for Shares which are validly tendered and not properly withdrawn on or prior to the Expiration Date, as soon as practicable after the Expiration Date. If the Offeror purchases any Shares in the Offer, the Offeror will purchase in the Offer all Shares validly tendered and not withdrawn prior to the Expiration Date.The term "Expiration Date" means 12:00 midnight, New York City time, on May 18, 2007, unless and until the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire prior to the purchase of any Shares by the Offeror.

     If any Shares are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Offeror will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for any and all of the Shares so tendered. If the Offeror purchases any Shares in the Offer, the Offeror will purchase in the Offer all Shares validly tendered and not withdrawn prior to the Expiration Date.

     The Offer is subject to the conditions set forth in Section 14 (collectively, the "Offer Conditions"). The Offeror reserves the right (but in no event shall be obligated), in its sole discretion, to waive any or all of the Offer Conditions. If, on or prior to the Expiration Date, any or all of the Offer Conditions have not been satisfied or waived, the Offeror reserves the right to: (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering stockholders; (ii) waive all the unsatisfied Offer Conditions (subject to the terms of Section 14 hereof) and, subject to complying with applicable rules and regulations of the SEC, purchase all Shares validly tendered; (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended; and (iv) amend the Offer.

     The Offeror expressly reserves the right, in its sole discretion, at any time and from time to time: (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares; (ii) upon the occurrence of any of the Offer Conditions, to delay the acceptance for payment of, or payment for, any Shares not already accepted for payment or paid for; (iii) to impose conditions to the Offer in addition to the Offer Conditions; (iv) except as required by any rule, regulation, interpretation or position of the SEC, to change the Expiration Date; (v) to waive or amend any of the Offer Conditions or otherwise amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, the number of Shares being sought, or both) by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and making a public announcement thereof. In addition, Offeror may extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or as required by applicable law.

     The rights reserved by the Offeror in the preceding paragraphs are in addition to the Offeror's rights pursuant to Section 14. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act.

     If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days maybe required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum ten (10) business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, the Offeror changes the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at anytime earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     After the expiration of the Offer, the Offeror may, but is not obligated to, include a subsequent offering period of between three (3) and twenty (20) business days to permit additional tenders of Shares (a "Subsequent Offering Period"). Pursuant to Rule 14d-11 under the Exchange Act, the Offeror may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of twenty (20) business days and has expired,
(ii) the Offeror accepts and promptly pays for all Shares validly tendered during the Offer, (iii) the Offeror announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (iv) the Offeror immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In addition, the Offeror may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Period (including extensions thereof) is no more than twenty (20) business days. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included. The Offeror does not currently intend to include a Subsequent Offering Period, although the Offeror reserves the right to do so. If the Offeror elects to include or extend a Subsequent Offering Period, the Offeror will make a public announcement of such inclusion or extension no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

     A request is being made to the Company for the use of its stockholder list and security position listing for the purposes of disseminating the Offer to Purchase (and the related Letter of Transmittal and other relevant materials) to the holders of Shares. Upon compliance by the Company with such request, this Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     VALID TENDERS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares and the certificate, if any, representing the associated Rights, must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

     SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal, or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a certificate representing Shares or a certificate, if any, representing the associated Rights, is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be registered in the name of a person other than the registered holder, the applicable certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Offeror, proper evidence satisfactory to the Offeror of their authority to so act must be submitted. See Instruction 5 of the Letter of Transmittal.

     BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company ("DTC") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the
Depositary's account in accordance with DTC's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term "Agent's Message" means a message transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates representing Shares or certificates, if any, representing the associated Rights, are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, PROVIDED that all of the following conditions are satisfied:

     (a)  such tender is made by or through an Eligible Institution;

     (b)  the  Depositary  receives,  prior to the  Expiration  Date, a properly
          completed   and  duly   executed   Notice  of   Guaranteed   Delivery,
          substantially in the form provided by the Offeror; and

     (c) the certificates representing all tendered Shares and the certificates, if any, representing all the associated Rights, in proper form for transfer (or confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES AND CERTIFICATES, IF ANY, FOR THE ASSOCIATED RIGHTS, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Offeror, in its sole discretion, and its determination shall be final and binding on all persons. The Offeror reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of the Offeror's counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder, and the Offeror's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of the Offeror. None of the Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

     BACKUP WITHHOLDING. Under U.S. federal income tax laws, backup withholding at a rate of 28% will apply to any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed applicable Form W-8 before receipt of any payment.

     OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's proxy, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase), effective if, when and to the extent that the Offeror accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such stockholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of the Offeror will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such stockholder as it, in its sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company's stockholders, action by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, the Offeror must be able to exercise full voting rights with respect to the Shares accepted by the Offeror for payment immediately upon such acceptance.

     The Offeror's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

3. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by the Offeror as provided herein, may also be withdrawn on or after May 22, 2007.

     For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares and the certificate(s), if any, representing the associated Rights, are registered, if different from that of the person who tendered such Shares. If certificates for Shares or the certificates, if any, for the associated Rights to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares or associated Rights, as applicable, to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC's procedures.

     If the Offeror extends the Offer, is delayed in its acceptance for payment of any Shares tendered, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer, for any reason whatsoever, then, without prejudice to the Offeror's rights set forth herein, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 at any time prior to the Expiration Date.

     If the Offeror includes a Subsequent Offering Period (as described in more detail in Section 1) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period and no withdrawal rights apply during such Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all persons. None of the Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and will pay for Shares validly tendered prior to the Expiration Date and not properly withdrawn, as soon as practicable after the Expiration Date. If the Offeror purchases any Shares in the Offer, the Offeror will purchase in the Offer all Shares validly tendered and not withdrawn prior to the Expiration Date. The Offeror expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If the Offeror desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, the Offeror will extend the Offer. See Section 1.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares and certificates, if any, representing the associated Rights (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC, as described in Section 2), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares tendered prior to the Expiration Date when, as and if the Offeror gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Offeror's acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to: (i) withdrawal rights as described in Section 3; and (ii) as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payments.

     If, prior to the Expiration Date, the Offeror increases the consideration to be paid for Shares pursuant to the Offer, the Offeror will pay such increased consideration for all Shares accepted for payment or paid for pursuant to the Offer, whether or not such Shares have been tendered, accepted for payment or paid for prior to such increase in the consideration.

     Each Offeror reserves the right to transfer or assign in whole or in part to one or more of the other Offerors or one or more affiliates of any Offeror the rights of such Offeror to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve any Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     This section contains a summary of certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer. This summary is based on (i) the Internal Revenue Code of 1986, as amended, which is referred to herein as the "Code", (ii) regulations promulgated under the Code, (iii) administrative rulings by the Internal Revenue Service and (iv) court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences of the sale of Shares pursuant to the Offer that may be applicable to a particular stockholder. In addition, this summary does not address the U.S. federal income tax consequences of the sale of Shares to stockholders who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, dealers in securities, holders who hold their Shares as part of a hedge, straddle or conversion transaction, holders who acquired Shares through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code, and holders who do not hold their Shares as "capital assets" within the meaning of Section 1221 of the Code. This summary does not address the tax consequences of the sale of Shares under state, local or foreign tax laws.

     THIS SUMMARY IS PROVIDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS A SUBSTITUTE FOR INDIVIDUAL TAX ADVICE. EACH STOCKHOLDER SHOULD CONSULT THE STOCKHOLDER'S INDIVIDUAL TAX ADVISORS ABOUT THE PARTICULAR TAX CONSEQUENCES OF THE SALE OF SHARES PURSUANT TO THE OFFER TO THAT STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES TO SUCH LAWS.

     Except for the discussion under "Foreign Stockholders; Special Rules for sale of Shares in United States real property holding companies," this summary only applies to a stockholder who is a U.S. holder. A U.S. holder is a beneficial owner of shares of Shares who is, for U.S. federal income tax purposes:

     o    an individual citizen or resident of the United States;

     o a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States or any political subdivision of the United States;

     o an estate whose income is subject to U.S. federal income taxation regardless of its source; or

     o a trust (1) if a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all the trust's substantial decisions or (2) that has made an election to be treated as a United States person.

     If a partnership or other pass-through entity holds Shares, then the tax treatment of a partner or owner of the entity will generally depend on the status of the partner or owner and the activities of the partnership or pass-through entity. Accordingly, partnerships and other pass-through entities that hold Shares and partners or owners in such partnerships or pass-through entities are urged to consult their tax advisors about the particular tax consequences of the Offer to those stockholders.

     EXCHANGE OF SHARES FOR CASH. A stockholder of the Company who receives cash pursuant to the Offer generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Shares surrendered. Any such gain or loss generally will be capital gain or loss if the Shares are held as a capital asset at the effective time of the sale of Shares pursuant to the Offer. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the Shares for more than one year prior to the effective time of the sale of Shares. If the holder has held the Shares for one year or less prior to the effective time of the sale of Shares, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

     FOREIGN STOCKHOLDERS; SPECIAL RULES FOR SALE OF SHARES IN UNITED STATES REAL PROPERTY HOLDING COMPANIES. The following discussion applies only to foreign stockholders. Foreign stockholders are beneficial owners of Shares (other than partnerships) who are not U.S. holders as defined above.

     Any gain realized by a foreign stockholder on the sale of Shares pursuant to the Offer generally will not be subject to United States federal income tax unless:

     o the gain is effectively connected with a trade or business of the foreign stockholder in the United States (and, if required by an applicable treaty, is attributable to a United States permanent establishment);

     o the foreign stockholder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

     o the stock disposed of pursuant to the Offer is considered a United States real property interest, which is referred to herein as a USRPI.

     Shares disposed of by a foreign stockholder pursuant to the Offer will be considered a USRPI if (i) the Company is a United States real property holding corporation and (ii) the foreign stockholder owns, or has owned within the five-year period ending on the effective date of the sale of Shares, more than 5% of the Company's common stock. Thus, if a foreign stockholder owns, or has owned during the five-year period ending on the effective date of the sale of Shares, more than 5% of the Shares, and if the Company is a United States real property holding corporation, such foreign stockholder will be subject to U.S. federal income tax on the gain realized on the sale of Shares.

     A stockholder whose Shares are purchased in the Offer may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 2 - Backup Withholding.

6. PRICE RANGE OF SHARES.

     PRICE RANGE OF SHARES. The Company's Common Stock is listed and traded on the New York Stock Exchange and traded under the symbol "WCI." The following table sets forth, for the fiscal periods indicated, the high and low sales prices for the Common Stock on the New York Stock Exchange, as reported by published financial sources.

FISCAL YEAR                                              HIGH             LOW
-----------                                            --------         --------
FISCAL 2005
First Quarter.....................................      $36.30           $26.83
Second Quarter....................................      $35.50           $26.75
Third Quarter.....................................      $35.96           $26.89
Fourth Quarter....................................      $28.75           $23.73
FISCAL 2006
First Quarter.....................................      $29.76           $24.10
Second Quarter....................................      $28.52           $17.69
Third Quarter.....................................      $20.14           $13.73
Fourth Quarter....................................      $19.79           $14.41
FISCAL 2007
First Quarter through March 22, 2007)........           $24.20           $18.65

     The Rights currently trade together with the Common Stock. On March 12, 2007, the last trading day before the Offeror publicly announced its intention to commence the Offer, the closing price of the Common Stock reported on the New York Stock Exchange was $18.97 per share. On March 22, 2007, the last full trading day before the commencement of the Offer, the closing price of the Common Stock reported on the New York Stock Exchange was $22.35 per share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Delaware corporation with its principal executive offices located at 24301 Walden Center Drive, Bonita Springs, Florida 34134 where its telephone number is (239) 947-2600.

     According to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on February 28, 2007 (the "Form 10-K"), there were 41,973,582 Shares outstanding as of February 23, 2007.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although the Offeror has no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, the Offeror takes no responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to the Offeror.

8. CERTAIN INFORMATION CONCERNING THE OFFEROR.

     Icahn Partners LP ("Icahn Partners") is a Delaware limited partnership. Icahn Partners' general partner is Icahn Onshore LP, a Delaware limited partnership ("Icahn Onshore"). The general partner of Icahn Onshore is CCI Onshore Corp., a Delaware corporation ("CCI Onshore"). CCI Onshore is 100% owned by Mr. Carl C. Icahn, a United States citizen. Icahn Partners Master Fund LP ("Icahn Master") is a Cayman Islands exempted limited partnership. Icahn Partners Master Fund II LP ("Icahn Master II") is a Cayman Islands exempted limited partnership. Icahn Partners Master Fund III LP ("Icahn Master III") is a Cayman Islands exempted limited partnership. The general partner of each of Icahn Master, Icahn Master II and Icahn Master III is Icahn Offshore LP, a Delaware limited partnership ("Icahn Offshore"). The general partner of Icahn Offshore is CCI Offshore Corp., a Delaware corporation ("CCI Offshore"). CCI Offshore is 100% owned by Mr. Carl C. Icahn. High River Limited Partnership ("High River") is a Delaware limited partnership. High River's general partner is Hopper Investments LLC, a Delaware limited liability company ("Hopper"). The sole member of Hopper is Barberry Corp., a Delaware corporation ("Barberry"). Barberry is 100% owned by Mr. Icahn. The business address of Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300. The business address of each of Icahn Master, Icahn Master II and Icahn Master III is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands. The business address of each of Icahn Partners, Icahn Onshore, CCI Onshore, Icahn Offshore, CCI Offshore, High River, Hopper and Barberry is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, where the business phone number is (914) 614-7000.

     Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III are principally engaged in the business of investing in securities. Icahn Onshore is primarily engaged in the business of acting as the general partner of Icahn Partners. CCI Onshore Corp. is primarily engaged in the business of acting as the general partner of Icahn Onshore. Icahn Offshore is primarily engaged in the business of acting as the general partner of Icahn Master, Icahn Master II and Icahn Master III. CCI Offshore is primarily engaged in the business of acting as the general partner of Icahn Offshore. High River is principally engaged in the business of investing in securities. Hopper is primarily engaged in the business of acting as the general partner of High River. Barberry is primarily engaged in the business of investing in securities.

     Mr.  Icahn's  current  principal  occupation  or employment is set forth on
Schedule I attached hereto and is incorporated by reference herein. Also set forth on Schedule I and incorporated by reference herein are Mr. Icahn's material occupations, positions, offices or employments during the past five years, including the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on. The name, position, citizenship, business address, current principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each executive officer and director of Icahn Partners, Icahn Onshore, CCI Onshore Corp., High River, Hopper and Barberry are set forth on Schedule I attached hereto and incorporated by reference herein.

     None of Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III, High River, Icahn Onshore, CCI Onshore, Icahn Offshore, CCI Offshore, Hopper, Barberry, Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule I hereto, have been, during the past five years: (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors; or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Except as set forth in this Offer to Purchase, none of Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III, High River, Icahn Onshore, CCI Onshore, Icahn Offshore, CCI Offshore, Hopper, Barberry, Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule I hereto, has had any transaction that occurred during the past two years with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III, High River, Icahn Onshore, CCI Onshore, Icahn Offshore, CCI Offshore, Hopper, Barberry, Mr. Icahn or any of their respective subsidiaries or, to their respective knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning any merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, election of the Company's directors or sale or other transfer of a material amount of the Company's assets.

         As of the date of this Offer to Purchase, Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III, High River, Icahn Onshore, CCI Onshore, Icahn Offshore, CCI Offshore, Hopper, Barberry, Mr. Icahn and their respective affiliates listed on Schedule I hereto, and each associate and majority-owned subsidiary of those persons, beneficially own 6,096,175 Shares, in the aggregate, representing approximately 14.52% of the outstanding Shares. Of these 6,096,175 Shares, (i) Icahn Partners is the direct beneficial owner of 2,901,892 Shares, representing approximately 6.91% of the outstanding Shares; (ii) High River is the direct beneficial owner of 1,279,725 Shares, representing approximately 3.05% of the outstanding Shares and (iii) Icahn Master is the direct beneficial owner of 1,914,558 shares of Common Stock, representing approximately 4.56% of the outstanding shares of Common Stock. Each of the foregoing percentages is based upon the 41,973,582 shares of Common Stock stated to be outstanding as of February 23, 2007 by the Company in the Form 10-K.

     Of the Shares described above, (i) Icahn Partners has sole voting power and sole dispositive power with regard to 2,901,892 Shares and each of Icahn Onshore, CCI Onshore and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares; (ii) High River has sole voting power and sole dispositive power with regard to 1,279,725 Shares and each of Hopper, Barberry and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares; and (iii) Icahn Master has sole voting power and sole dispositive power with regard to 1,914,558 Shares and each of Icahn Offshore, CCI Offshore and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Each of Icahn Onshore, CCI Onshore and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the Shares which Icahn Partners directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the Shares which High River directly beneficially owns. Each of Icahn Offshore, CCI Offshore and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the Shares which Icahn Master directly beneficially owns.

     None of Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III, High River, Icahn Onshore, CCI Onshore, Icahn Offshore, CCI Offshore, Hopper, Barberry, Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule I hereto, has effected any transaction in the Shares during the past 60 days.

9. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Offeror to purchase Shares pursuant to the Offer is estimated to be approximately $789,302,954 million. The Offeror will obtain such funds from working capital and available lines of credit, revolvers, margin borrowings and from its ability to realize cash upon sale of liquid securities. In addition, the Offeror may seek additional financing, which it may not be able to obtain and which may be secured by its assets, including Shares now owned by the Offeror and the Shares the Offeror purchases in the Offer. The Offer is not conditioned on any financing arrangements.

10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

     Icahn Partners, High River and Icahn Master (collectively, the "Icahn Parties") filed a Schedule 13D with the SEC on January 12, 2007 (the "13D") disclosing an aggregate beneficial ownership of 6,096,175 Shares. The Icahn Parties stated in the 13D that they acquired the Shares believing them to be undervalued. In the 13D, the Icahn Parties also disclosed their intention to contact the Company with a view to having a series of discussions regarding the business and prospects of the Company and seeking the Company's views on how to unlock the inherent value of the Shares. Shortly thereafter, representatives of the Icahn Parties contacted representatives of the Company to arrange a meeting.

     On January 24, 2007, representatives of the Icahn Parties met with representatives of the Company, including Don Ackerman, the Company's Chairman, at the offices of the Icahn Parties. At that meeting, the parties discussed the Company's views on the current state of the Company's business and its future prospects. The representatives of the Company stated that they believed that now was not the right time for the Company to be sold but that they would consider a sale of the Company in one year, if the Icahn Parties and their affiliates would enter into a standstill agreement not to launch a proxy fight or make an unsolicited bid for the Company before mid-2008. The Icahn Parties refused this request. Immediately following that meeting, the Company's board adopted a poison pill. Thereafter, representatives of the Company, including Mr. Ackerman, continued to have telephone discussions with the Icahn Parties. During one such discussion, Mr. Ackerman indicated that the Company would be willing to offer a board seat to a nominee of the Icahn Parties if the Icahn Parties and their affiliates would enter into the standstill agreement described above. The Icahn Parties believed that this course of action, together with the board's recently implemented poison pill, would only further adversely affect shareholder rights and would do nothing to change the unacceptable status quo. Mr. Icahn indicated that any proposal by the Company should address the recently adopted poison pill and the restrictions of Section 203 of the Delaware General Corporation Law. He indicated that this was important to the Icahn Parties because they might want to increase their ownership position.

     During a subsequent discussion, Mr. Ackerman indicated that the Company would be willing to offer one board seat to a nominee of the Icahn Parties and another board seat to a nominee of another large unaffiliated stockholder subject again to the standstill agreement described above and would be willing to raise the threshold trigger on the poison pill from 15% to 20%. However, Mr. Ackerman indicated that no proposal by the Company would address the restrictions of Section 203 of the Delaware General Corporation Law. Mr. Icahn reaffirmed that he was not looking to be treated differently from other stockholders and that the Company should structure a proposal regarding the restrictions of Section 203 of the Delaware General Corporation Law that would treat all stockholders equally. The Company did not structure such a proposal.

     On February 16, 2007, the Icahn Parties delivered a letter to the Company, notifying the Company that the Icahn Parties intend to appear at the Company's 2007 Annual Meeting, in person or by proxy, to nominate and seek to elect Carl
C. Icahn,  David  Schechter,  Jonathan R. Macey,  Peter C.  Clapman,  Auguste E.
Rimpel, Jr., Horward Lorber, Michael L. Ashner, Jerome M. Becker, Sumner Baye and Hugh F. Culverhouse as members of the board of directors of the Company. A copy of that letter was filed by the Icahn Parties with the SEC on February 16, 2007.

     On March 13, 2007, Mr. Icahn issued the following press release:

     "Carl Icahn today announced that his affiliated entities, High River Limited Partnership and entities managed by Icahn Management LP, intend to initiate an "any and all" tender offer, not subject to any minimum condition, for the common stock of WCI Communities, Inc. at $22.00 per share.

     Closing of the tender offer will be subject to, among other things, the redemption of the Company's recently adopted "poison pill" by the board. Mr. Icahn indicated that to the extent the current board prevents the conditions from being satisfied, he intends to leave the tender offer open and intends that our proposed nominees, if elected, would, subject to their fiduciary duties, cause the conditions to be met so that the $22.00 "any and all" tender offer can be consummated. The tender offer will not be subject to due diligence or financing.

     Mr. Icahn stated that "we believe that the board and CEO of WCI have not enabled the Company to maximize the potential of its unique set of assets which trade at a discount to their GAAP book value. If elected, we expect our slate, in a manner consistent with their fiduciary duties, to ensure these unique assets are properly marshaled through the current residential housing industry downturn."

     WCI's board and CEO have stated emphatically and more than once that now is not the time to sell the Company. Mr. Icahn commented, "this is one of the very few times that management has been correct about anything." Mr. Icahn continued "while clearly now is not the right time to sell, in my opinion Mr. Starkey and the current board are not qualified to navigate WCI through the difficult industry conditions that lie ahead. We question whether Mr. Starkey and the current board have the ability or the expertise to take advantage of the complex strategic opportunities that I believe may present themselves. Additionally, mergers, including the possible sale of the company in the future at the right time and price, may be overlooked by the current board." o

     Carl Icahn concluded that "this tender offer will be in the best interests of all shareholders in that it would provide immediate liquidity at a premium for those shareholders who are concerned with the current housing industry downturn while also providing the opportunity for those shareholders who, like us, believe in the long-term prospects of the company to realize any potential upside.""

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

     PURPOSE OF THE OFFER. The purpose of the Offer is to acquire any and all Shares validly tendered and not properly withdrawn prior to the Expiration Date and thereby provide immediate liquidity at a premium for those stockholders who are concerned with the current housing industry downturn while also providing the opportunity for those stockholders who, like the Offeror, believe in the long-term prospects of the Company to realize any potential upside.

     PLANS FOR THE COMPANY. The Offeror believes that the board and CEO of the Company have not enabled the Company to maximize the potential of its unique set of assets which trade at approximately their GAAP book value. If elected, the Offeror expects the slate nominated by the Icahn Parties, in a manner consistent with their fiduciary duties, to ensure these unique assets are properly marshaled through the current residential housing industry downturn.

     While the Offeror believes that now is not the right time to sell the Company, in the Offeror's opinion, the current board is not qualified to navigate the Company through the difficult industry conditions that lie ahead. The Offeror questions whether the current board has the ability or the expertise to take advantage of the complex strategic opportunities that the Offeror believes may present themselves. Additionally, the Offeror is concerned that mergers, including the possible sale of the company in the future at the right time and price, may be overlooked by the current board.

     Except as described in this Offer to Purchase, the Offeror does not have any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Board or management, (iv) any material change in the Company's capitalization, indebtedness or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

12. CERTAIN EFFECTS OF THE OFFER.

     EFFECT ON THE INDEBTEDNESS OF THE COMPANY. In the event that (i) the Offeror becomes the beneficial owner, directly or indirectly, of more than 50% of the Shares of Common Stock, including as a result of the consummation of the Offer, or (ii) the Offeror's nominees have been elected to the Company's board and constitute a majority of the Company's board and the nomination or election of the Offeror's nominees to the Company's board is not approved by the current board of directors, (a) under each of the Company's senior credit facilities (under which the Offeror believes there is an aggregate of approximately $1.1 billion outstanding indebtedness), the respective lenders holding at least two-thirds of the outstanding indebtedness under such credit facility will have the right to immediately cause all unpaid amounts under such credit facility to be immediately due and payable and (b) the holders of various senior subordinated notes of the Company (of which the Offeror believes there are approximately $650 million outstanding in the aggregate) will have the right to require the Company to repurchase such notes generally within ninety days or more, at, in most cases, 101% of the par value of such notes plus accrued interest. In addition, generally, if the Company fails to pay the outstanding indebtedness under any of its senior credit facilities when due, including as a result of an acceleration of the maturity dates as described above, there will occur an event of default under the indentures governing the Company's senior subordinated notes which will enable the holders of such notes to declare such notes to become immediately due and payable. The Offeror is currently exploring various refinancing options with respect to this indebtedness, however, the Offeror is unable to ascertain the terms and conditions of any such refinancing because of the current inability of potential financing sources to conduct a comprehensive due diligence review of the Company without the consent of the current board of directors. Notwithstanding, the Offeror is highly confident that adequate refinancing options will be available to the Company once potential financing sources are permitted to conduct such a due diligence review. In addition, the Offeror expects that if the Offeror's nominees are elected to the board, they will, subject to their fiduciary duties, allow potential financing sources to conduct such a due diligence review. There can be no assurance that the Company will be able to obtain any such refinancing or that the terms and conditions of any such refinancing will be acceptable to the Company. The inability to obtain any such refinancing on acceptable terms could result in the bankruptcy of the Company or could otherwise have a material adverse effect on the Company. In addition, under certain circumstances, the Offeror may request that the current board of directors approve the nomination or election to the board of directors of the Offeror's nominees so as to avoid the acceleration of the indebtedness and the repurchase obligations of the Company in respect of the senior subordinated notes, in each case, as described above. The Offeror believes that the fiduciary duties of the board may require them to consent to such requests. The foregoing description of the indebtedness of the Company is qualified in its entirety by reference hereto to the definitive documents governing such indebtedness, copies of which have been filed by the Company with the SEC. The Offeror takes no responsibility for the accuracy or completeness of the Company's filings with the SEC. See Section 7. NOTWITHSTANDING THE FOREGOING POSSIBLE EFFECTS ON THE COMPANY'S INDEBTEDNESS, THE OFFEROR INTENDS TO CONSUMMATE THE OFFER IF ALL THE CONDITIONS TO THE OFFER ARE MET.

     EFFECT ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. The Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     STOCK QUOTATIONS. The Shares are currently listed and traded on the New York Stock Exchange, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the New York Stock Exchange. According to its published guidelines, the New York Stock Exchange would give consideration to delisting the Shares if, among other things, the number of publicly held Shares falls below 100,000, the number of holders of Shares falls below 100 or the aggregate market value of such publicly held Shares falls below $1,000,000. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of more than 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose.

     If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements for continued listing on the New York Stock Exchange, the market for the Shares could be adversely affected. In the event the Shares are no longer eligible for listing on the New York Stock Exchange, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If the Shares were no longer registered under the Exchange Act, the Shares would no longer be eligible for New York Stock Exchange listing.

     MARGIN SECURITIES. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

13. DIVIDENDS AND DISTRIBUTIONS.

     If, on or after the date of this Offer to Purchase, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or
(iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to the Offeror's rights under "Section 14. Certain Conditions of the Offer," the Offeror, in its sole discretion, may make such adjustments to the Offer Price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

     If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Offeror or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Offeror's rights under "Section 14. Certain Conditions of the Offer," (i) the purchase price per Share payable by the Offeror pursuant to the Offer will be reduced to the extent any such dividend in excess of the usual cash dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of the Offeror and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Offeror will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Offeror, in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER.

     The following three conditions apply to the Offer. (i) The Rights (known as the "Poison Pill") have been redeemed and are otherwise inapplicable to the Offer and the Offeror (the "Poison Pill Condition"). (ii) The Company's board has taken action such that the provisions of Section 203 of the Delaware General Corporation Law would not, following consummation of the Offer, prohibit or restrict any Business Combination, as defined therein, involving the Company and the Offeror or any affiliate or associate of the Offeror (the "Delaware 203 Condition"). (iii) In the event that the number of Shares tendered and not withdrawn plus the number of Shares beneficially owned by the Offeror exceeds 50% of the outstanding Shares, and the Offeror's nominees do not yet constitute a majority of the Company's board, the current directors of the Company have resigned and appointed the Offeror's nominees to the board such that they constitute all of the Company's board of directors (the "Board Condition").

     If, on the Expiration Date, May 18, 2007, or as it is extended, the Company's board has not satisfied the foregoing conditions but the Offeror's nominees constitute at least a majority of the board, the Offeror intends to extend the Expiration Date to at least June 18, 2007, to allow the new board of directors, subject to their fiduciary duties, to cause the poison pill to be redeemed and Section 203 to be inapplicable.

     If, on May 18, 2007, the foregoing conditions have not been met and the Company has yet to conclude its 2007 annual meeting, the Offeror currently does not intend to extend the Expiration Date of the Offer.

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Offeror's rights to extend and amend the Offer at anytime, in its sole discretion, the Offeror shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for, Shares tendered, if (i) any one or more of the Poison Pill Condition, the Delaware 203 Condition or the Board Condition shall not have been satisfied or
(ii), if at any time prior to the expiration of the Offer, any of the following conditions shall occur:

          (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Shares by the Offeror; (ii) imposes or confirms limitations on the ability of the Offeror effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Offeror pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders; (iii) imposes or confirms limitations on the ability of the Offeror to fully exercise the voting rights conferred pursuant to its appointment as proxy in respect of all tendered Shares which it accepts for payment; or (iv) requires divestiture by the Offeror of any Shares;

          (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; (v) a material change in United States or other currency exchange rates or a suspension or a limitation on the markets thereof; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (d) there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Shares pursuant to the Offer or otherwise directly or indirectly relating to the Offer;

          (e) the Offeror shall have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Company or any of its entities with the SEC which the Offeror shall have determined in its reasonable judgment is materially adverse to the Company;

          (f) there shall have occurred since the date of the Offer to Purchase, any change in the compensation paid or payable by the Company or its entities to their directors, officers or employees, including the granting of additional shares, stock options or bonuses, in each case outside the ordinary course of business or not consistent with past practice, or the adoption of additional severance or other payments payable in the event of a termination of employment or change of control;

          (g) any change or development shall have occurred or been threatened since the date of the Offer to Purchase in the business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects for the business of the Company which is outside the ordinary course of the Company's business or may be materially adverse to the Company, or the Offeror shall have become aware of any fact that has not been previously publicly disclosed by the Company that could reasonably be expected to have a material adverse effect on the value of the Shares;

          (h) the Company shall have: (i) issued, or authorized or proposed the issuance of, any securities of any class, or any securities convertible into, or rights, warrants or options to acquire, any such securities or other convertible securities other than pursuant to the exercise or conversion of currently outstanding stock options or convertible securities; or (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Shares;

          (i) the Company, or its board of directors or any of the Company's subsidiary entities or any governing body thereof shall have authorized, proposed or announced its intention to propose any material change to its articles of incorporation or bylaws, any merger, consolidation or business combination or reorganization transaction, acquisition of assets, disposition of assets or material change in its capitalization or indebtedness, or any comparable event not in the ordinary course of business;

          (j) a tender offer or exchange offer for some or all of the Shares shall have been made or publicly announced or proposed to be made, supplemented or amended by any person other than the Offeror; or

          (k) all waiting periods and any extensions thereof applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have not have expired or terminated.

     The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition, and, may be waived by the Offeror, in whole or in part, at any time and from time to time, in the sole discretion of the Offeror. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

15. CERTAIN LEGAL MATTERS.

     GENERAL. Except as described in this Section 15, based on a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, the Offeror is not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Offeror's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Offeror pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "--State Takeover Laws." While the Offeror does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Offeror may decline to accept for payment or pay for any Shares tendered. See Section 14.

     STATE TAKEOVER LAWS. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, the Offeror does not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between the Offeror or any of the Offeror's subsidiaries or affiliates and the Company, and the Offeror has not complied with any such laws. If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between the Offeror or any of the Offeror's subsidiaries or affiliates and the Company, the Offeror may take any action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, the Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Offeror may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, the Offeror may not be obligated to accept for payment or pay for any tendered Shares. See Section 14.

     The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prohibits an "interested stockholder" (which includes a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless certain conditions are met. The Offer is conditioned upon, among other things, the Company's board having taken action such that the provisions of Section 203 would not, following consummation of the Offer, prohibit or restrict any business combination, as defined therein, involving the Company and the Offeror or any affiliate or associate of the Offeror. See Section 14.

     The Offeror has not determined whether any other state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, the Offeror has presently sought to comply with any state takeover statute or regulation. The Offeror reserves the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or to receive approval from, the relevant state authorities, and the Offeror might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

     ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements. See Section 14.

     Pursuant to the requirements of the HSR Act, the Offeror intends to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC on March 27, 2007. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, fifteen (15) days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Offeror. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Offeror with such request. Thereafter, such waiting period can be extended only by court order.

     Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the applicable waiting period under the HSR Act. See Section 14. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 3. If the Offeror's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See Section 1.

     The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Offeror pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Offeror does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 14 for certain conditions to the Offer, including conditions with respect to certain governmental actions.

16. FEES AND EXPENSES.

     Offeror has retained MacKenzie Partners, Inc. to be the Information Agent and American Stock Transfer & Trust Company to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

     The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

     The Offeror will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

     The Offer is being made to all holders of Shares. The Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offeror will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Offeror cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto ("Schedule"), pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act (the "Exchange Act Rules"), furnishing certain additional information with respect to the Offer. Such Schedule(s) and any amendments thereto, including exhibits, should be available for inspection at the public reference facilities at the SEC's principal office at 100 F Street, NE, Washington DC 20549. The SEC maintains a site on the World Wide Web, and the Schedule filed by the Offeror with the SEC may be accessed electronically on the World Wide Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 100 F Street, NE, Washington DC 20549.

March 23, 2007

                                   SCHEDULE I

                      EXECUTIVE OFFICER(S) AND DIRECTOR(S)
                                       OF
   ICAHN PARTNERS, ICAHN ONSHORE, CCI ONSHORE, ICAHN MASTER, ICAHN MASTER II, ICAHN MASTER III, ICAHN OFFSHORE, CCI OFFSHORE, HIGH RIVER, HOPPER AND BARBERRY

The name and positions of the executive officers and directors of Icahn Partners, Icahn Onshore, CCI Onshore Corp., Icahn Offshore, CCI Offshore, High River, Hopper and Barberry Corp. are set forth below. The following sets forth with respect to each executive officer and director such person's (a) name, (b) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name and principal business of any business corporation or other organization in which such occupation, position, office or employment was carried on. Each such executive officer and/or director: (i) is a citizen of the United States of America; and (ii) such principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700, New York, New York, 10153, where the business phone number is (212) 702-4300.


Icahn Partners
Keith A. Meister - Managing Director

Icahn Onshore
Keith A. Meister - Managing Director

CCI Onshore
Carl C. Icahn - Director
Keith A. Meister - Managing Director
Vincent J. Intrieri - Managing Director
Jordan Bleznick - Vice President/Taxes

Icahn Partners Master
Keith A. Meister - Managing Director

Icahn Partners Master II
Icahn Offshore - Managing General Partner

Icahn Partners Master III
Icahn Offshore - Managing General Partner

Icahn Offshore
Keith A. Meister - Managing Director

CCI Offshore
Carl C. Icahn - Director
Keith A. Meister - Managing Director
Vincent J. Intrieri - Managing Director
Jordan Bleznick - Vice President/Taxes

High River Limited Partnership
Hopper Investments LLC - General Partner

Hopper Investments LLC
Barberry Corp. - Sole Member

Barberry Corp.
Carl C. Icahn - Director, Chairman of the Board and President
Jordan Bleznick - Vice President/Taxes
Gail Golden - Vice President
Vincent J. Intrieri - Vice President
Keith Cozza - Secretary and Treasurer

CARL C. ICAHN. Mr. Icahn has served as chairman of the board and a director of Starfire Holding Corporation ("Starfire"), a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Through his entities CCI Onshore Corp. ("CCI Onshore") and CCI Offshore Corp. ("CCI Offshore"), Mr. Icahn's principal occupation is managing private investment funds, including Icahn Partners and Icahn Master Fund LP ("Icahn Master"). Since February 2005, Mr. Icahn has served as a director of CCI Onshore and CCI Offshore, which are in the business of managing private investment funds, and from September 2004 to February 2005, Mr. Icahn served as the sole member of their predecessors, CCI Onshore LLC and CCI Offshore LLC, respectively. Mr. Icahn was also chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. Since 1994, Mr. Icahn has been the principal beneficial stockholder of American Railcar Industries, Inc. ("ARI"), currently a publicly traded company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, and has served as chairman of the board and as a director of ARI since 1994. Since November 1990, Mr. Icahn has been chairman of the board of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership controlled by Mr. Icahn that invests in real estate and holds various other interests, including the interests in its subsidiaries that are engaged in, among other things, the casino entertainment business and the home textile business. From October 1998 through May 2004, Mr. Icahn was the president and a director of Stratosphere Corporation, which operates the Stratosphere Hotel and Casino. Mr. Icahn has been chairman of the board and a director of XO Holdings, Inc. and its predecessor ("XO") since January 2003. XO is a publicly traded telecommunications services provider controlled by Mr. Icahn. Mr. Icahn has served as a Director of Cadus Corporation, a publicly traded company engaged in the ownership and licensing of yeast-based drug discovery technologies since July 1993. In May 2005, Mr. Icahn became a director of Blockbuster Inc., a publicly traded provider of in-home movie rental and game entertainment. In September 2006, Mr. Icahn became a director of ImClone Systems Incorporated, a publicly traded biopharmaceutical company, and since October 2006 has been the chairman of the board of ImClone Systems. Mr. Icahn received his B.A. from Princeton University.

VINCENT J. INTRIERI. Since August 2005, Mr. Intrieri has served as a director of American Railcar Industries, Inc. ("ARI"), a publicly owned company of which Mr. Icahn is a principal beneficial stockholder that is primarily engaged in the business of manufacturing covered hopper and tank railcars. From March 2005 to December 2005, Mr. Intrieri was a Senior Vice President, the Treasurer and the Secretary of ARI. Mr. Intrieri has been a director of American Property Investors, Inc., which is the general partner of American Real Estate Partners, L.P. ("AREP"). AREP, a majority of the depositary units of which are held by Carl C. Icahn, is a diversified holding company engaged in a variety of businesses, including gaming, real estate and home fashion, as well as investments in equity and debt securities. Since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Partners and Icahn Partners Master Fund LP, private investment funds controlled by Mr. Icahn. Since January 1, 2005, Mr. Intrieri has been Senior Managing Director of Icahn Associates Corp. and High River Limited Partnership. From March 2003 to December 2004, Mr. Intrieri was a Managing Director of High River Limited Partnership and from 1998 to March 2003 served as portfolio manager for Icahn Associates Corp. Each of Icahn Associates Corp. and High River Limited Partnership is owned and controlled by Mr. Icahn and is primarily engaged in the business of holding and investing in securities. Since April 2005, Mr. Intrieri has been the President and Chief Executive Officer of Philip Services Corporation, a metal recycling and industrial services company affiliated with Mr. Icahn. Mr. Intrieri has served as a director of XO Holdings Inc. and its predecessor ("XO"), a publicly owned telecommunications company in which Mr. Icahn holds a majority interest, since January 2003. Since April 2003, Mr. Intrieri has been Chairman of the Board and a director of Viskase Companies, Inc., a publicly owned producer of cellulosic and plastic casings used in preparing and packaging processed meat products, in which Mr. Icahn has an interest through the ownership of securities. Since November 2006, Mr. Intrieri has been a director of Lear Corporation, a publicly owned supplier of automotive interior systems and components, in which Mr. Icahn has an interest through the ownership of securities. Since December 2006, Mr. Intrieri has been a director of National Energy Group, Inc., a publicly owned company engaged in the business of managing the exploration, production and operations of natural gas and oil properties, a majority of the common stock of which is held by AREP. Mr. Intrieri is a certified public accountant. Mr. Intrieri received a BS in Accounting from The Pennsylvania State University.

KEITH MEISTER. Since March 2006, Mr. Meister has served as Principal Executive Officer and Vice Chairman of the Board of American Property Investors, Inc. ("API"), the general partner of American Real Estate Partners, L.P. ("AREP"). AREP is a NYSE-listed diversified holding company engaged in a variety of businesses that is majority-owned by various entities controlled by Carl C. Icahn. Since December 2003, Mr. Meister has served as a director of American Entertainment Properties Corp., which is an indirect subsidiary of AREP which is engaged in the gaming industry. Mr. Meister has served as a director of American Railcar Industries, Inc., a publicly traded company that is primarily engaged in the business of manufacturing covered hopper and tank railcars since August 2005. Mr. Meister also serves as a senior investment analyst of High River Limited Partnership, a company owned and controlled by Mr. Icahn, a position he has held since June 2002. Mr. Meister is also a Senior Investment Analyst of Icahn Partners. He is also a director of Icahn Fund Ltd., which is the feeder fund of Icahn Partners Master Fund LP. Icahn Partners LP and Icahn Partners Master Fund LP are private investment funds controlled by Mr. Icahn. Mr. Meister served as President of API from August 2003 until July 2005. Mr. Meister served as Chief Executive Officer of API from August 2003 until March 2006. He also serves on the Boards of Directors of the following companies: XO Holdings, Inc., a telecommunications company that is majority-owned by various entities controlled by Mr. Icahn and BKF Capital Group, Inc., a NYSE-listed investment management firm. Mr. Meister, served as a director of ADVENTRX Pharmaceuticals, Inc., an AMEX-listed biopharmaceutical company from August 2005 to October 2006. Mr. Meister received an A.B. in government, cum laude, from Harvard College in 1995.

KEITH COZZA. Mr. Cozza has been the Chief Financial Officer of Icahn Associates Corp., since December 2006. Icahn Associates Corp. is an indirect wholly owned entity of Mr. Icahn primarily engaged in the business of acting as a holding company. Mr. Cozza has been the Vice President and Treasurer of Icahn & Co. LLC and its predecessor ("Icahn & Co") since November 23, 2005. Icahn & Co. is an indirectly wholly owned entity of Mr. Icahn and was a registered broker-dealer and member of the National Association of Securities Dealers from 1968 to 2005. Since 2004, Mr. Cozza has served as an officer of various entities controlled by Mr. Icahn. From 2000 to 2004 Mr. Cozza was employed by Grant Thornton LLP, a public accounting firm. Mr. Cozza received his B.S. in Accounting from the University of Dayton in 2000

JORDAN BLEZNICK. Mr. Bleznick has been the Vice President/Taxes of CCI Onshore Corp. and CCI Offshore Corp. since February 2005. CCI Onshore and CCI Offshore are wholly-owned entities of Mr. Icahn, which are in the business of managing private investment funds. Mr. Bleznick has been the Vice President/Taxes of Starfire Holding Corporation, a privately-held holding company of Mr. Icahn, since September 2002. He has been the senior tax counsel for various affiliates of Mr. Icahn since April 15, 2002. From March 2000 through March 2002, Mr. Bleznick was a partner in the New York City office of the law firm of Piper Rudnick LLP. Mr. Bleznick received a B.A. in Economics from the University of Cincinnati, a J.D. from The Ohio State University College of Law and an LL.M. in Taxation from the New York University School of Law.

GAIL GOLDEN. Ms. Golden's present principal occupation is acting as an officer of various entities controlled by Mr. Icahn. Since 1978, Ms. Golden has served in various capacities at Icahn & Co., LLC and its predecessor ("Icahn& Co") formerly a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. Ms Golden served as the Chief Executive Officer of Maupintour, LLC, a tour operator formerly indirectly wholly-owned by Mr. Icahn from 1999 to December 2005. Ms. Golden is married to Carl C. Icahn.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares and certificates, if any, for the associated Rights, should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    American Stock Transfer & Trust Company

By Mail or Overnight      By Facsimile Transmission     By Hand:
Courier:                  (for eligible institutions
                          only):
--------------------------------------------------------------------------------
American Stock Transfer   American Stock Transfer       American Stock Transfer
& Trust Company           & Trust Company               & Trust Company
Attn: Reorganization      Attn: Reorganization          Attn:  Reorganization
Department                Department                    Department
6201 15th Avenue          Facsimile: 718-234-5001       59 Maiden Lane
Brooklyn, NY 11219        To confirm:  1-877-248-6417   Plaza Level
                                                        New York, NY 10038
--------------------------------------------------------------------------------

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSIONS OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION TO A NUMBER OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

     Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                            MacKenzie Partners, Inc.
                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                                       or
                          CALL TOLL-FREE (800) 322-2885

                        Email: wci@mackenziepartners.com